Exhibit 6.1

Brookfield

Properties

POSTD MERCHANT BANQUE

WELLS FARGO CENTER
NORTH TOWER

TABLE OF CONTENTS

1.	BASIC LEASE PROVISIONS	1
2.	PROJECT	2
3.	TERM	3
4.	RENT	5
5.	USE & OCCUPANCY	7
6.	SERVICES & UTILITIES	8
7.	REPAIRS	10
8.	ALTERATIONS	10
9.	INSURANCE	12
10.	DAMAGE OR DESTRUCTION	13
11.	INDEMNITY	14
12.	CONDEMNATION	15
13.	TENANT TRANSFERS	15
14.	LANDLORD TRANSFERS	17
15.	DEFAULT AND REMEDIES	18
16.	SECURITY	19
17.	BROKERS	20
18.	MISCELLANEOUS	20
19.	LANDLORD'S WORK	21

LIST OF EXHIBITS

EXHIBIT A – LOCATION OF PREMISES

EXHIBIT B – RULES & REGULATIONS

EXHIBIT C – PARKING

EXHIBIT D – NOTICE OF LEASE TERM

INDEX OF DEFINED TERMS

A
Additional Rent	5
Affiliate	14
Alterations	10
Amortization Rate	6
B
Base Building	2
Base Rent	1
Billing Address	2
Brokers	2
Building	1
Building Standard	3
Building Structure	2
Business Hours	2
C
CASp	8
Claims	14
Commencement Date	4
Common Areas	3
Cost-Saving Expenses	5
D
Date	1
Default Rate	19
Design Problem	11
E
Encumbrance	17
Estimated Additional Rent	6
Expenses	5
Expiration Date	4
F
Force Majeure	19
Force Majeure Delay	22
H
Hazardous Materials	7
Holdover	4
Holidays	2
HVAC	8
I
Interruption Estimate	13
L
Land	2
Landlord	1
Landlord Parties	12
Landlord's Broker	2
Landlord's Representative	22
Landlord's Work	21

Late Charge	7
Laws	3
Lease	1
Leasehold Improvements	3
Liability Limit	2
M
Mandated Expenses	5
Mechanical Systems	2
Month	4
N
NLT	4
Notice Addresses	1
P
Parking Allotment	2
Parking Facilities	C-1
Patron	C-1
Permitted Transferee	16
Premises	1
Project	2
Q
Quality Expenses	5
R
REA	17
REIT	10
Rent	7
Repair Estimate	13
Replacement Premises	20
RSF	3
S
Scheduled Commencement Date	1
Scheduled Term	1
Security Deposit	1
Service Provider	10
Standard Services	8
Substantially Complete	22
Successor Landlord	17
T
Taking	15
Taxes	5
Telecommunication Services	10
Tenant	1
Tenant Default	18
Tenant Delay	22
Tenant's Personal Property	3
Tenant's Representative	22
Tenant's Share	1

Tenant's Wiring	10
Term	4
Transfer	15
Transferee	15
U
Untenantable	13
Use	1
USF	3
V
Vehicles	C-1
Y
Year	4

LEASE

Landlord and Tenant enter into this Lease ("Lease") as of the Date on the following terms, covenants, conditions, and provisions:

1.	BASIC LEASE PROVISIONS

1.1	Basic Lease Definitions.	In this Lease, the following defined terms have the meanings indicated.
(a)	Date:	27-Mar-2020 .
(b)	Landlord:	North Tower, LLC, a Delaware limited liability company.
(c)	Tenant:	Postd Merchant Banque, a Nevada corporation.
(d)	Building:	333 S. Grand Avenue, Los Angeles, California, deemed to contain:
1,336,156 RSF
(e)	Premises:	Suite 3590 (identified on Exhibit A), located in the Building and deemed to contain:
1,344 RSF
(f)	Use:	General administrative non-governmental office use consistent with that of a first-class office building.
(g)	Scheduled Term:	60 Months.
(h)	Scheduled Commencement Date:	April 1, 2020.
(i)	Base Rent:	The following amounts, payable in accordance with Article 4:

Period	Annual Rate	Annual Base Rent	Monthly Base Rent
Months 1 to 12	$29.00	$38,976.00	$3,248.00
Months 13 to 24	$30.16	$40,535.04	$3,377.92
Months 25 to 36	$31.37	$42,156.48	$3,513.04
Months 37 to 48	$32.62	$43,842.72	$3,653.56
Months 49 to 60	$33.93	$45,596.40	$3,799.70

(j)	Tenant's Share:	0.1006%
(k)	Security Deposit:	$6,073.30
(l)	Notice Address:	With respect to each party, the following addresses:

To Landlord	To Tenant
North Tower, LLC	Postd Merchant Banque
c/o Brookfield Properties Management	333 S. Grand Avenue, 1st Floor – Convene Suites
333 S. Grand Avenue, Suite 1525	Los Angeles, California 90071
Los Angeles, California 90071
Attn: General Manager with a copy to:
Brookfield Properties Management
601 S. Figueroa Street, Suite 2200
Los Angeles, California 90017 Attn: Legal Department

(m)	Billing Address:	With respect to each party, the following addresses:

For Landlord	For Tenant
Via Regular Mail	Postd Merchant Banque
North Tower, LLC	333 S. Grand Avenue, 1st Floor – Convene Suites
Dept. LA 23267	Los Angeles, California 90071
Pasadena, California 91185-3267
Via Electronic Transfer
Bank of the West
Acct. No.: 737-009530
ABA No.: 121-100-782
Ref: North Tower, LLC Lockbox; Invoice #

(n)	Brokers:	Brookfield Properties Management (CA) Inc. ("Landlord's Broker"). (See Article 17)
(o)	Parking Allotment:	2 permits, for the use and access to the Building's Parking Facility, subject to the terms set forth in Exhibit C to this Lease.
(p)	Liability Limit:	$5 million for any one accident or occurrence.
(q)	Business Hours:	From 8:00 a.m. to 6:00 p.m., Monday through Friday, and from 9:00 a.m. to 1:00 p.m. on Saturdays, except for the days observed for: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord's discretion, other locally or nationally recognized holidays that are observed by other buildings of comparable class in the locale of the Building ("Holidays").

2. PROJECT

2.1       Project. The Land, Building, Common Areas and Premises (as defined in §1 and below) are collectively referred to as the "Project." As of the Date, the Project is named "Wells Fargo Center."

2.2       Land. "Land" means the real property on which the Building and Common Areas are located, including easements and other rights that benefit or encumber the real property. Landlord's interest in the Land may be a fee or leasehold interest. The Land may be expanded or reduced after the Date.

2.3       Base Building. "Base Building" means the Building Structure and Mechanical Systems, collectively, defined as follows:

(a)	Building Structure. "Building Structure" means the structural components in the Building, including foundations, floor and ceiling slabs, roofs, exterior walls, exterior glass and mullions, columns, beams, shafts, and emergency stairwells. The Building Structure excludes the Leasehold Improvements (and similar improvements to other premises) and the Mechanical Systems.
(b)	Mechanical Systems. "Mechanical Systems" means the mechanical, electronic, physical or informational systems generally serving the Building or Common Areas, including the sprinkler, plumbing, heating, ventilating, air conditioning, lighting, communications, security, drainage, sewage, waste disposal, vertical transportation, and fire/life safety systems.

2.4       Common Areas. Tenant will have a non-exclusive right to use the Common Areas subject to the terms of this Lease. "Common Areas" means those interior and exterior common and public areas on the Land (and appurtenant easements) and in the Building designated by Landlord for the non-exclusive use by Tenant in common with Landlord, other tenants and occupants, and their employees, agents and invitees. The Common Areas includes the subterranean parking facilities below the Building.

2.5       Premises. Landlord leases to Tenant the Premises subject to the terms of this Lease. Except to the extent that Landlord is obligated elsewhere in this Lease to improve the Premises (i) Tenant accepts the Premises in its "as is" condition and with all faults, (ii) the Premises is deemed in good order, condition, and repair. The Premises includes the Leasehold Improvements and excludes certain areas, facilities and systems, as follows:

(a)	Leasehold Improvements. "Leasehold Improvements" means all non-structural improvements in the Premises or exclusively serving the Premises, and any structural improvements to the Building made to accommodate Tenant's particular use of the Premises. The Leasehold Improvements may exist in the Premises as of the Date, or be installed by Landlord or Tenant under this Lease at the cost of either party. The Leasehold Improvements include: (1) interior walls and partitions (including those surrounding structural columns entirely or partly within the Premises); (2) the interior one-half of walls that separate the Premises from adjacent areas designated for leasing; (3) the interior drywall on exterior structural walls, and walls that separate the Premises from the Common Areas; (4) stairways and stairwells connecting parts of the Premises on different floors, except those required for emergency exiting; (5) the frames, casements, doors, windows and openings installed in or on the improvements described in the foregoing clauses (1) through (4), or that provide entry/exit to/from the Premises; (6) all hardware, fixtures, cabinetry, railings, paneling, woodwork and finishes in the Premises or that are installed in or on the improvements described in the foregoing clauses (1) through (5); (7) if any part of the Premises is on the ground floor, the ground floor exterior windows (including mullions, frames and glass); (8) integrated ceiling systems (including grid, panels and lighting); (9) carpeting and other floor finishes; (10) kitchen, rest room, laboratory or other similar facilities that exclusively serve the Premises (including plumbing fixtures, toilets, sinks and built-in appliances); and (11) the sprinkler, plumbing, heating, ventilating, air conditioning, electrical, metering, lighting, communications, security, drainage, sewage, waste disposal, vertical transportation, fire/life safety, and other mechanical, electronic, physical or informational systems that exclusively serve the Premises, including the parts of each system that are connected to the Mechanical Systems from the common point of distribution for each system to and throughout the Premises. The Leasehold Improvements exclude Tenant's Personal Property (defined below).
(b)	Exclusions from the Premises. The Premises does not include: (1) the exclusive right to use any areas above the finished ceiling or integrated ceiling systems (or, in areas in which these improvements do not exist, the area more than 9 feet above the floor slab), or below the top surface of the floor slab, (2) janitor's closets, (3) stairways and stairwells to be used for emergency exiting or as Common Areas, (4) rooms for Mechanical Systems or connection of telecommunication equipment, (5) vertical or horizontal shafts, risers, chases, flues or ducts that are part of the Base Building or intended for use by Building Systems, and (6) any easements or rights to natural light, air or view.

2.6       Tenant's Personal Property. "Tenant's Personal Property" means those trade fixtures, furnishings, equipment, work product, inventory, stock-in-trade and other personal property of Tenant that are not permanently affixed to the Project in a way that they become a part of the Project and will not, if removed, impair the value of the Leasehold Improvements that Tenant is required to deliver to Landlord at the end of the Term under §3.3.

2.7       Building Standard. "Building Standard" means the minimum or exclusive type, brand, quality or quantity of materials Landlord designates for use in the Building from time to time.

2.8       Area. "RSF" means rentable square feet or rentable square foot, as the context may require. "USF" means usable square feet or usable square foot, as the context may require.

2.9       Laws. "Laws" means all applicable federal, state, or local laws, rules, or regulations (including laws governing physical access for persons with disabilities).

3. TERM

3.1       Term. "Term" means the period that begins on the Commencement Date and ends on the Expiration Date, subject to renewal, extension, or earlier termination as may be further provided in this Lease. "Month" means a full calendar month of the Term. "Year" means a full calendar year in which all or a part of the Term occurs.

(a)	Commencement Date. "Commencement Date" means the date that is the later of:
(1)	The Scheduled Commencement Date, or

(2)	The date that Landlord tenders the Premises to Tenant with Landlord's Work substantially complete or the earlier date that Landlord would have tendered possession of the Premises but for Tenant Delay.
(b)	Expiration Date. "Expiration Date" means the date that is the Scheduled Term (plus that many additional days required for the Expiration Date to be the last day of a Month) after the Commencement Date.
(c)	Early Occupancy. Tenant may not enter the Premises for any purpose until Landlord tenders the Premises to Tenant. Tenant may conduct business in any part of the Premises before the Scheduled Commencement Date without being obligated to pay Base Rent, Taxes or Expenses for that period; provided, however, Tenant shall be responsible for all other obligations hereunder for that period.
(d)	Late Occupancy. If Landlord fails to tender possession of the Premises to Tenant by the Scheduled Commencement, such failure will not be a Landlord Default.
(e)	Confirmation of Term. Landlord shall notify Tenant of the Commencement Date using a Notice of Lease Term ("NLT") in the form attached to this Lease as Exhibit D. Tenant shall execute and deliver to Landlord the NLT within 10 business days after its receipt, but Tenant's failure to do so will not reduce Tenant's obligations or Landlord's rights under this Lease.

3.2       Holdover. If Tenant keeps possession of the Premises after the Expiration Date (or earlier termination of this Lease) without Landlord's prior written consent (a "Holdover"), which may be withheld in its sole discretion, then in addition to the remedies available elsewhere under this Lease, Tenant will be a tenant-at-sufferance and must comply with all of Tenant's obligations under this Lease (including the payment of Additional Rent), except that for each Month of Holdover Tenant will pay 200% of the Base Rent payable for the last Month of the Term (or that would have been payable but for abatement or excuse), without prorating for any partial Month of Holdover, plus Additional Rent for such period. Tenant shall indemnify and defend Landlord from and against all claims and damages, both consequential and direct, that Landlord suffers due to Tenant's failure to return possession of the Premises to Landlord at the end of the Term. Landlord's deposit of Tenant's Holdover payment will not constitute Landlord's consent to a Holdover, or create or renew any tenancy.

3.3       Condition on Expiration.

(a)	Return of the Premises. At the end of the Term, Tenant will return possession of the Premises to Landlord vacant, free of Tenant's Personal Property, in broom-clean condition, and with all Leasehold Improvements in good working order and repair (excepting ordinary wear and tear), except that Landlord may require Tenant, by notice at least 10 days before the expiration of the Term, to remove (and restore the Premises damaged by removal):
(1)	All Tenant's Wiring; and
(2)	Any item of Leasehold Improvements other than Tenant's Wiring (whether installed as Landlord's Work or Tenant's Work under any Work Letter, or as Alterations) if either:
(A)	When Landlord consented to the installation of the improvement, Landlord conditioned its consent upon Tenant's obligation to remove the item of improvement at the end of the Term; or
(B)	Tenant failed to obtain Landlord's written consent to the item of improvement (to the extent required under this Lease) and such item of improvement is not a customary improvement for general office use.
(b)	Correction by Landlord. If Tenant fails to return possession of the Premises to Landlord in the condition required under (a), then Tenant shall reimburse Landlord for the costs incurred by Landlord to put the Premises in the condition required under (a), plus Landlord's standard administration fee.
(c)	Abandoned Property. Tenant's Personal Property left behind in the Premises after the end of the Term will be considered abandoned and Landlord may move, store, retain, or dispose of these items at Tenant's cost, including Landlord's standard administration fee.

4.       RENT

4.1       Base Rent. Tenant shall prepay 1 Month's installment of Base Rent by the Date, to be applied against Base Rent first due under this Lease. During the Term, Tenant shall pay all other Base Rent in advance, in equal Monthly installments, on the 1st of each Month. Base Rent for any partial Month will be prorated based on a 30-day month.

4.2       Additional Rent. Tenant's obligation to pay Taxes and Expenses under this §4.2 is referred to in this Lease as "Additional Rent."

(a)	Taxes. For each full or partial Year Tenant shall pay as in the manner described below the Tenant's Share of the Taxes for such Year. "Taxes" means the total costs incurred by Landlord for: (1) real and personal property taxes and assessments (including ad valorem and special assessments) levied on the Project and Landlord's personal property used in connection with the Project; (2) taxes on rents or other income derived from the Building; (3) capital and place-of-business taxes; (4) taxes, assessments or fees in lieu of the taxes described in the foregoing clauses (1) through (3); and (5) the reasonable costs incurred to reduce the taxes described in the foregoing clauses (1) through (4). Taxes excludes net income taxes and taxes paid by Tenant under §4.3 (and any other tenant of the Building with a similar lease obligation).
(b)	Expenses. For each full or partial Year, Tenant shall pay in the manner described below the Tenant's Share of the Expenses for such Year. "Expenses" means the total costs incurred by Landlord to operate, manage, administer, equip, secure, protect, repair, replace, refurbish, clean, maintain, decorate and inspect the Project, including a fee to manage the Project of 3% of the gross revenue of the Project. Expenses that vary with occupancy will be calculated as if the Building is 100% occupied and operating and all such services are provided to all tenants.
(1)	Expenses include:
(A)	Standard Services provided under §6.1;
(B)	Repairs and maintenance performed under §7.2;
(C)	Insurance maintained under §9.2 (including deductibles paid);
(D)	Wages, salaries, and benefits of personnel of Landlord or its Affiliates to the extent they render services to the Project (including, without limitation, property accounting, technical services, and information technology services);
(E)	Costs of operating the Project management office (including reasonable rent);
(F)	Amortization installments of costs that are required to be capitalized and are incurred by Landlord either:
(i)	To comply with Laws ("Mandated Expenses");
(ii)	With the reasonable expectation of reducing other Expenses or the rate of increase in other Expenses ("Cost-Saving Expenses"); or
(iii)	To improve or maintain the safety, health or access of Project occupants, and otherwise maintain the quality, appearance, or integrity of the Project ("Quality Expenses").
(2)	Expenses exclude:
(A)	Taxes;
(B)	Mortgage payments (principal and interest), and ground lease rent;
(C)	Commissions, advertising costs, attorney's fees, and costs of improvements in connection with leasing space in the Building;
(D)	Costs reimbursed by insurance proceeds or tenants of the Building (other than as Additional Rent);
(E)	Depreciation;

(F)	Except for the costs identified in §4.2(b)(1)(F), costs required to be capitalized according to sound real estate accounting and management principles, consistently applied;
(G)	Collection costs and legal fees paid in disputes with tenants; and
(H)	Costs to maintain and operate the entity that is Landlord (as opposed to operation and maintenance of the Project).
(c)	Amortization and Accounting Principles.
(1)	Each item of Mandated Expenses and Quality Expenses will be fully amortized in equal annual installments, with interest on the principal balance at Amortization Rate, over the number of years, not to exceed 10, that Landlord projects the item of Expenses will be productive for its intended use, without replacement, but properly repaired and maintained.
(2)	Each item of Cost-Saving Expenses will be fully amortized in equal annual installments, with interest on the principal balance at the Amortization Rate, over the number of years that Landlord reasonably estimates for the present value of the projected savings in Expenses (discounted at the Amortization Rate) to equal the cost.
(3)	Any item of Expenses of significant cost that is not required to be capitalized but is unexpected or does not typically recur may, in Landlord's discretion, be amortized in equal annual installments, with interest on the principal balance at the Amortization Rate, over a number of years determined by Landlord.
(4)	"Amortization Rate" means the greater of (A) prime rate of Citibank, N.A. (or a comparable financial institution selected by Landlord) in effect as of the last day of the year in which the costs were incurred, plus 3%, or (B) the actual cost incurred by Landlord for financing.
(5)	Landlord may allocate Expenses and Taxes for the Project to various components of the Project on an equitable basis, or as required by any REA (as defined in §14.1).
(6)	Subject to the specific provisions of this Article 4, Landlord will use sound real estate accounting and management principles, consistently applied, to determine Additional Rent.
(d)	Estimates. Landlord will reasonably estimate Additional Rent for Year. During the Term, Tenant will pay the estimated Additional Rent in advance, in equal Monthly installments, on the first day of each Month. If Landlord has not provided Tenant with Landlord's estimate of Additional Rent for a Year, then Tenant will pay the estimated Additional Rent for the prior Year until the estimate is revised by Landlord. Landlord may reasonably revise its estimate of Additional Rent for a Year and after receipt of the revised estimate Tenant will pay the monthly installments of Additional Rent based on the revised estimate for the remainder of the Year or until the estimate is later revised by Landlord. The aggregate estimates of Additional Rent paid by Tenant in a Year are the "Estimated Additional Rent."
(e)	Settlement. As soon as practical after the end of each Year, Landlord will give Tenant a statement of the actual Additional Rent for the Year. Additional Rent for any partial Year will be prorated based on a 365 day calendar year. The statement of Additional Rent is conclusive, binds Tenant, and Tenant waives all rights to contest the statement, except for items of Additional Rent to which Tenant objects by notice to Landlord given within 90 days after receipt of Landlord's statement; however, Tenant's objection will not relieve Tenant from its obligation to pay Additional Rent pending resolution of any objection. If the Additional Rent exceeds the Estimated Additional Rent for the Year, then Tenant shall pay the underpayment to Landlord in a lump sum as Rent within 30 days after receipt of Landlord's statement of Additional Rent. If the Estimated Additional Rent exceeds the Additional Rent for the Year, then Landlord shall credit the overpayment against Rent next due. However, if the Term ends during a Year, then Landlord may, in Landlord's sole discretion, elect either of the following: (1) to forego the settlement of Additional Rent for the Year that is otherwise required and accept the Estimated Additional Rent for the final Year in satisfaction of Tenant's obligations to pay Additional Rent for the final Year, or (2) to have Landlord's and Tenant's obligations under this §4.2(e) survive the end of the Term.

4.3       Other Taxes. Upon demand, Tenant will reimburse Landlord for taxes paid by Landlord on (a) Tenant's Personal Property, (b) Rent, (c) Tenant's occupancy of the Premises, or (d) this Lease. If Tenant cannot lawfully reimburse Landlord for these taxes, then the Base Rent will be increased to yield to Landlord the same amount after these taxes were imposed as Landlord would have received before these taxes were imposed.

4.4       Terms of Payment. "Rent" means all amounts payable by Tenant under this Lease and the exhibits, including Base Rent and Additional Rent. If a time for payment of an item of Rent is not specified in this Lease, then Tenant will pay Rent within 30 days after receipt of Landlord's statement or invoice. Unless otherwise provided in this Lease, Tenant shall pay Rent without notice, demand, deduction, abatement, or setoff, in lawful U.S. currency, at Landlord's Billing Address. Landlord will send invoices payable by Tenant to Tenant's Billing Address; however, neither Landlord's failure to send an invoice nor Tenant's failure to receive an invoice for Base Rent (and installments of Estimated Additional Rent) will relieve Tenant of its obligation to timely pay Base Rent (and installments of Estimated Additional Rent). Any partial payment of Rent by Tenant will be considered a payment on account. No endorsement or statement on any Rent check or any letter accompanying Rent will be deemed an accord and satisfaction, affect Landlord's right to collect the full Rent due, or require Landlord to apply any payment to any Rent other than Rent earliest due. No payment by Tenant to Landlord will be deemed to extend the Term or render any notice, pending suit or judgment ineffective. By notice to the other, each party may change its Billing Address.

4.5       Late Payment. If Landlord does not receive all or part of any item of Rent when due, then Tenant shall pay Landlord 5% of the amount of overdue Rent, plus interest on the unpaid Rent at the Default Rate from the date due until paid (collectively, a "Late Charge") as Rent. Tenant agrees that the Late Charge is not a penalty, and will compensate Landlord for costs not contemplated under this Lease that are impracticable or extremely difficult to fix. Landlord's acceptance of a Late Charge does not waive a Tenant Default. Landlord will waive a Late Charge incurred by Tenant if:

(a)	Tenant requests in writing from Landlord a waiver of the Late Charge within 30 days after Tenant’s receipt of Landlord’s invoice of the Late Charge;
(b)	Tenant has neither incurred any other Late Charge nor received a waiver of any other Late Charge in the 12-Month period before the due date of the overdue Rent upon which the Late Charge was assessed;
(c)	No Tenant Default exists beyond applicable cure period; and
(d)	Tenant pays Landlord the overdue Rent within 5 business days after the earlier of (i) receipt of notice of such failure from Landlord, or (ii) receipt of Landlord's invoice for the Late Charge.

5. USE & OCCUPANCY

5.1       Use. Tenant shall use and occupy the Premises only for the Use. Landlord does not represent or warrant that the Project is suitable for the conduct of Tenant's particular business.

5.2       Compliance with Laws.

(a)	Tenant's Compliance. Subject to the remaining terms of this Lease, Tenant shall comply at Tenant's expense with all Laws concerning:
(1)	The Leasehold Improvements and Alterations,
(2)	Tenant's use or occupancy of the Premises,
(3)	Tenant's employer/employee obligations,
(4)	A condition created by Tenant, its Affiliates or their contractors or invitees,
(5)	Tenant's failure to comply with this Lease,
(6)	The negligence of Tenant or its Affiliates or contractors, or
(7)	Any chemical wastes, contaminants, pollutants or substances that are hazardous, toxic, infectious, flammable or dangerous, or regulated by any local, state or federal statute, rule, regulation or ordinance for the protection of health or the environment ("Hazardous Materials") that are introduced to the Project, handled or disposed by Tenant or its Affiliates, or any of their contractors.
(b)	Landlord's Compliance. Landlord will comply with all Laws concerning the Project, except to the extent that compliance is Tenant's obligation under subsection (a) of this §5.2 or the obligation of another tenant or occupant of the Building under their respective lease or occupancy agreement; provided, that Landlord may obtain a variance or other waiver of compliance with Laws, and Landlord's costs of compliance will be included in Expenses to the extent allowed under §4.2.

5.3       Access Inspection Status.

(a)	Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that the Premises, Building, and Project have not undergone an inspection by a Certified Access Specialist ("CASp"). Landlord makes no representations or warranties with respect to the Premises, Building or Project complying with any applicable federal, state and local standards, codes, rules and regulations governing physical access for persons with disabilities at places of public accommodation, including, but not limited to, the Americans with Disabilities Act of 1990, California’s Unruh Civil Rights Act, California Building Standards Code, or California Health and Safety Code.
(b)	The following disclosure is made pursuant to §1938 of the California Civil Code: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."
(c)	Notwithstanding anything to the contrary in this §5.3, if Tenant elects to cause a CASp inspection, then (i) the inspection will be performed at Tenant's sole cost and expense by a CASp reasonably acceptable to Landlord, and (ii) the responsibility for making any repairs necessary to correct violations of construction-related accessibility standards identified by the CASp will be governed by the provisions of §5.2.

5.4       Occupancy. Tenant shall not interfere with Building services or other tenants' rights to quietly enjoy their respective premises or the Common Areas. Tenant shall not make or continue a nuisance, including any objectionable odor, noise, fire hazard, vibration, or wireless or electromagnetic transmission. Tenant will comply with the reasonable directives of Landlord's insurers concerning their use and occupancy of the Premises, and will not use the Premises in any manner that increases the cost of Landlord's insurance, or requires insurance in addition to the coverage required to be provided by Landlord under §9.2.

5.5       OFAC Certification. Tenant represents that: (a) Tenant is not now and has never been listed or named as a Blocked Person, or (b) Tenant is not now and has never been acting directly or indirectly for, or on behalf of, any Blocked Person. "Blocked Person" means any person, group, entity or nation designated by the United States Treasury Department as a terrorist or a "Specially Designated National and Blocked Person," or that is a banned or blocked person, entity, nation under any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control.

6.       SERVICES & UTILITIES

6.1       Standard Services.

(a)	Standard Services Defined. "Standard Services" means:
(1)	Heating, ventilation and air-conditioning ("HVAC") during Business Hours to the extent reasonably required to comfortably use and occupy the Premises and interior Common Areas;
(2)	Tempered water from the public utility for use in Common Areas rest rooms, and for use in customary kitchen facilities that may be in the Premises;
(3)	Janitorial services to the Premises and interior Common Areas 5 days a week, except Holidays;
(4)	Access to the Premises (by at least 1 passenger elevator if not on the ground floor) 24 hours a day, 365 days per year;
(5)	Replacement of fluorescent tubes and ballasts in Building Standard light fixtures in the Premises;
(6)	Common Areas lighting;

(7)	Electricity from Landlord's selected provider(s) for lighting and convenience outlets in the Premises, however, (A) the connected load may not exceed 5 watts per USF of the Premises, (B) Tenant may not operate office equipment in the Premises other than customary quantities and types for the Use, and (C) Standard Services does not include the right to consume electricity in the Premises on an unmetered basis that exceeds 3 watts per USF of the Premises per hour of Business Hours, on an annualized basis.
(b)	Standard Services Provided. Landlord provides the Standard Services to Tenant throughout the Term subject to the provisions of this Lease. The cost of the Standard Services is included in Expenses. Landlord is not responsible for any inability to provide Standard Services due to: either the concentration of personnel or equipment in the Premises; or Tenant's use of equipment in the Premises that is not customary office equipment or has special cooling requirements.

6.2       Additional Services. Landlord will provide utilities and services in excess of the Standard Services subject to the following:

(a)	HVAC. If Tenant requests HVAC service to the Premises during non-Business Hours, Tenant will pay as Rent Landlord's scheduled rate for this service.
(b)	Lighting. Landlord will furnish non-Building Standard lamps, bulbs, ballasts, and starters that are part of the Leasehold Improvements for purchase by Tenant at Landlord's cost, plus Landlord's standard administration fee. Landlord will install non-Building Standard items at Landlord's scheduled rate for this service.
(c)	Other Utilities and Services. Tenant will pay as Rent the actual cost of utilities or services (other than HVAC and lighting addressed in (a) and (b)) either used by Tenant or provided at Tenant's request in excess of that provided as part of the Standard Services, plus Landlord's standard administration fee. Tenant's excess consumption may be estimated by Landlord unless either Landlord requires or Tenant elects to install Building Standard meters to measure Tenant's consumption.
(d)	Additional Systems and Metering. Landlord may require Tenant, at Tenant's expense, to upgrade or modify existing Mechanical Systems serving the Premises or the Leasehold Improvements to the extent necessary to meet Tenant's excess requirements (including installation of Building Standard meters to measure the same).
(e)	Chilled Water. Tenant, at its sole cost and expense, may install supplemental HVAC systems and equipment in the Premises for the sole purpose of providing additional cooling and/or servicing to Tenant’s equipment room(s) (the "Tenant HVAC System"). In the event that Tenant installs the Tenant HVAC System, (i), the Tenant HVAC System shall be considered a Leasehold Improvement, (ii) Tenant shall regularly service the Tenant HVAC System at Tenant’s sole cost and expense, and (iii) Tenant may connect into the Building's chilled water system, so long as and to the extent that: (A) Tenant's use of such chilled water pursuant to this §6.2(e) will not adversely affect the chilled water system of the Building, or the use thereof by other current or future tenants of the Project; and (B) such connection by Tenant is otherwise approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. In the event that Tenant connects into the Building's chilled water system in accordance with the terms of this §6.2(e), (x) Landlord may install or require Tenant to install, each at Tenant's sole cost and expense, a meter to measure Tenant's use of such chilled water and (y) Tenant shall reimburse Landlord for Tenant's use of such chilled water at Landlord's actual cost therefor. Landlord may also install or require Tenant to install, each at Tenant’s sole cost and expense, a meter to measure the Tenant HVAC System’s use of electricity, and Tenant shall reimburse Landlord for such use of electricity at Landlord’s actual cost therefor. Notwithstanding any other provisions of this Lease to the contrary, unless Landlord expressly indicates otherwise in written notice to Tenant, upon the expiration or earlier termination of this Lease, Tenant may abandon the Tenant HVAC System in the Premises, in which event the Tenant HVAC System shall be subject to the terms of §3.3(c).

6.3       Alternate Electrical Billing. Landlord may elect at any time during the Term to separately meter Tenant's total consumption of electricity in the Premises, including lighting and convenience outlets. If Landlord so elects, then Landlord shall notify Tenant of such election and in lieu of including consumption of electricity of tenanted premises in Expenses, Tenant shall pay to Landlord as Rent the actual cost of Tenant's electricity consumption, plus Landlord's standard administration fee.

6.4       Telecommunication Services. Tenant will contract directly with third party providers and will be solely responsible for paying for all telephone, data transmission, video and other telecommunication services ("Telecommunication Services") subject to the following:

(a)	Providers. Each Telecommunication Services provider that does not already provide service to the Building shall be subject to Landlord's approval, which Landlord may withhold in Landlord's sole discretion. Without liability to Tenant, the license of any Telecommunication Services provider servicing the Building may be terminated under the terms of the license, or not renewed upon the expiration of the license.
(b)	Tenant's Wiring. Landlord may, in its sole discretion, designate the location of all wires, cables, fibers, equipment, and connections ("Tenant's Wiring") for Tenant's Telecommunication Services, restrict and control access to telephone cabinets and rooms. Tenant may not use or access the Base Building, Common Areas or roof for Tenant's Wiring without Landlord's prior written consent, which Landlord may withhold in Landlord's sole discretion. Tenant's Wiring will be subject to removal in accordance with §3.3.
(c)	No Beneficiaries. This §6.4 is solely for Tenant's benefit, and no one else shall be considered a beneficiary of these provisions.

6.5       Special Circumstances. Without breaching this Lease or creating any liability on the part of Landlord, Landlord may interrupt, limit or discontinue any utility or services Landlord provides under this Article 6 under any of the following circumstances: (a) without notice, in an emergency; (b) with reasonable notice, to comply with Laws or to conform to voluntary government or industry guidelines; (c) with reasonable notice, to repair and maintain the Project under §7.2 (including scheduled annual Building-wide shutdowns); or (d) with reasonable notice, to modify, renovate or improve the Project under §8.2.

6.6       REIT Compliance. If Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust ("REIT"), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by an independent contractor of Landlord, Landlord's property manager, or a taxable REIT subsidiary that is affiliated with either Landlord or Landlord's property manager (each, a "Service Provider"). If Tenant is subject to a charge under this Lease for any such service, then at Landlord's direction Tenant will pay the charge for such service either to Landlord for further payment to the Service Provider or directly to the Service Provider and, in either case (a) Landlord will credit such payment against any charge for such service made by Landlord to Tenant under this Lease, and (b) Tenant's payment of the Service Provider will not relieve Landlord from any obligation under the Lease concerning the provisions of such services.

7.       REPAIRS

7.1       Tenant's Repairs. Except as provided in Articles 10 and 12, during the Term Tenant shall, at Tenant's cost, repair, maintain and replace, if necessary, the Leasehold Improvements and keep the Premises in good order, condition and repair. Tenant's work under this §7.1 must be (a) approved by Landlord before commencement, (b) supervised by Landlord at Tenant's cost, if Landlord so reasonably requires, (c) performed in compliance with Laws and Building rules and regulations, and (d) performed lien free and in a first-class manner with materials of at least Building Standard.

7.2       Landlord's Repairs. Except as provided in Articles 10 and 12, during the Term Landlord shall repair, maintain and replace, if necessary, all parts of the Project that are not Tenant's responsibility under §7.1, or any other tenant's responsibility under their respective lease, and otherwise keep the Project in good order and condition according to the standards prevailing for comparable office buildings in the area in which the Building is located. Except in an emergency, Landlord will use commercially reasonable efforts to avoid disrupting the Use of the Premises in performing Landlord's duties under this §7.2; however, Landlord will not be required to employ premium labor to perform any of Landlord's duties under this §7.2. Tenant may not repair or maintain the Project on Landlord's behalf or offset any Rent for any repair or maintenance of the Project that is undertaken by Tenant.

8.       ALTERATIONS

8.1       Alterations by Tenant. "Alterations" means any modifications, additions, or improvements to the Premises or Leasehold Improvements made by Tenant during the Term, including modifications to the Base Building or Common Areas required by Laws as a condition of performing the work. Alterations do not include work performed under a Work Letter that is part of this Lease. Alterations are made at Tenant's sole cost and expense, subject to the following:

(a)	Consent Required. All Alterations require Landlord's prior written consent. If a Design Problem exists, Landlord may withhold its consent in Landlord's sole discretion; otherwise, Landlord will not unreasonably withhold its consent. Unless Tenant obtains Landlord's prior written consent to the Alterations becoming part of the Premises to be tendered to Landlord on termination of the Lease, Landlord may require Tenant to remove Alterations and restore the Premises under §3.3 upon termination of this Lease.
(b)	Design Problem Defined. "Design Problem" means a condition that results, or will result, from work proposed, being performed or that has been completed that either:
(1)	Does not comply with Laws;
(2)	Does not meet or exceed the Building Standard;
(3)	Exceeds the capacity, adversely affects, is incompatible with, or impairs Landlord's ability to maintain, operate, alter, modify, or improve the Base Building;
(4)	Affects the exterior appearance of the Building or Common Areas;
(5)	Violates any agreement affecting the Project;
(6)	Costs more to demolish than Building Standard improvements;
(7)	Violates any insurance regulations or standards for a fire-resistive office building;
(8)	Locates any equipment, Tenant's Wiring or Tenant's Personal Property on the roof of the Building, in Common Areas or in telecommunication or electrical closets, except for connections of Tenant's Wiring to service provided by Telecommunications Services providers; or
(9)	Causes a "work of visual art" (as defined in the Visual Artists Rights Act of 1990) to be incorporated into or made a part of the Building.
(c)	Performance of Alterations. Alterations shall be performed by Tenant in a good and workman-like manner according to plans and specifications approved by Landlord. All Alterations shall comply with Laws and insurance requirements. Landlord's designated contractors must perform Alterations affecting the Base Building or Mechanical Systems; and, all other work will be performed by qualified contractors that meet Landlord's insurance requirements and are otherwise approved by Landlord. Promptly after completing Alterations, Tenant will deliver to Landlord "as-built" CADD plans, proof of payment, a copy of the recorded notice of completion, and all unconditional lien releases.
(d)	Bonding. If requested by Landlord, before commencing Alterations Tenant shall at Tenant's cost obtain bonds, or deposit with Landlord other security acceptable to Landlord for the payment and completion of the Alterations. These bonds or other security shall be in form and amount acceptable to Landlord.
(e)	Alterations Fee. Tenant shall pay Landlord as Rent 5% of the total construction costs of the Alterations to cover review of Tenant's plans and construction coordination by Landlord's employees. In addition, Tenant shall reimburse Landlord for the actual cost that Landlord reasonably incurs to have engineers, architects, or other professional consultants review Tenant's plans and work in progress, or inspect the completed Alterations.

8.2       Alterations by Landlord. Landlord may modify, renovate, or improve the Project as Landlord deems appropriate, provided Landlord uses commercially reasonable efforts to avoid disrupting Tenant's business.

8.3       Liens and Disputes. Tenant will keep title to the Land and Building free of any liens concerning the Leasehold Improvements, Alterations, or Tenant's Personal Property, and will promptly take whatever action is required to have any of these liens released and removed of record (including, as necessary, posting a bond or other deposit). To the extent legally permitted, each contract and subcontract for Alterations will provide that no lien attaches to or may be claimed against the Project. Tenant will indemnify Landlord for costs that Landlord reasonably incurs because of Tenant's violation of this §8.3.

9.       INSURANCE

9.1       Tenant's Insurance.

(a)	Tenant's Coverage. Before taking possession of the Premises for any purpose (including construction of Tenant Improvements, if any) and during the Term, Tenant will provide and keep in force the following coverage:
(1)	Commercial general liability insurance insuring Tenant's use and occupancy of the Premises and use of the Common Areas, and covering personal and bodily injury, death, and damage to others' property of not less than the Liability Limit. Each of these policies shall include cross liability an severability of interests clauses, and be written on an occurrence and not a claims-made, basis. Each of these policies shall name Landlord, each Encumbrance holder, and any other person or entity reasonably designated by Landlord (including any Affiliate of the foregoing) (collectively, the "Landlord Parties") as an additional insured.
(2)	All risk insurance (including standard extended coverage endorsement perils, leakage from fire protective devices, and other water damage) covering the full replacement cost of the Leasehold Improvements and Tenant's Personal Property. Each of these policies shall name the Landlord Parties as a loss payee to the extent of their interest in the Leasehold Improvements. Each of thes policies shall include a provision or endorsement in which the insurer waives its right of subrogation against the Landlord Parties.
(3)	Insurance covering the perils described in (2) for Tenant's loss of income or insurable gross profi with a limit not less than Tenant's annual Rent. Each of these policies shall include a provision o endorsement in which the insurer waives its right of subrogation against the Landlord Parties.
(4)	If any boiler or machinery is operated in the Premises, boiler and machinery insurance.
(5)	Insurance required by Laws, including workers' compensation insurance.
(6)	Employers liability insurance with limits not less than $1 million.
(7)	Commercial automobile liability insurance covering all owned, hired, and non-owned vehicles with a combined single limit of not less than $1 million for each accident or person.
(8)	Insurance covering the Leasehold Improvements and Tenant's Personal Property against loss or damage due to earthquake or difference in condition; provided, however, that Tenant may elect to self-insure this coverage. If Tenant does not elect to self-insure this coverage, then each of these policies shall name the Landlord Parties as an additional insured to the extent of their interest in the Leasehold Improvements.
(b)	Insurers and Terms. Each policy required under (a) shall be written with insurance companies that are licensed to do business in the state in which the Building is located and have a rating of not less than A an a Financial Size Class of at least VIII by A.M. Best Company. The proceeds of policies providing coverage under subsection (a)(2) of this §9.1 will be payable to Landlord, Tenant and each Encumbrance holder as their interests may appear. Tenant will cooperate with Landlord in collecting any insurance proceeds that may be due in the event of loss, and Tenant will execute and deliver to Landlord proofs of loss and any other instruments that Landlord may require to recover such insurance proceeds.
(c)	Proof of Insurance. At least 10 days prior to the Commencement Date, and throughout the Term, Tenant will provide Landlord with certificates of insurance establishing that the coverage required under subsection (a) is in effect. Tenant will provide replacement certificates at least 30 days before any policy expires that the expiring policy has been renewed or replaced.

9.2       Landlord's Insurance.

(a)	Landlord's Coverage. During the Term, Landlord will provide and keep in force the following coverage:
(1)	Commercial general liability insurance.
(2)	All risk insurance (including standard extended coverage endorsement perils, leakage from fire protective devices, and other water damage) covering the Project improvements (excepting the Leasehold Improvements to be insured by Tenant). Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Tenant.

(3)	Insurance covering the perils described in (2) for Landlord's loss of rental income or insurable gross profits. Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Tenant.
(4)	Boiler and machinery insurance.
(5)	Other insurance that Landlord elects to maintain.
(b)	Terms. Each of the policies required under (a) will have those limits, deductibles, retentions and other terms that Landlord prudently determines.

10. DAMAGE OR DESTRUCTION

10.1       Damage and Repair. If all or any part of the Project is damaged by fire or other casualty, then the parties will proceed as follows:

(a)	Landlord's Estimates. Landlord will assess the damage to the Project (but not the Leasehold Improvements) and notify Tenant of Landlord's reasonable estimate of the time required to substantially complete repairs and restoration of the Project ("Repair Estimate") within 30 days after the date of the casualty. Landlord will also estimate the time that all or a portion of the Premises will be Untenantable ("Interruption Estimate"). "Untenantable" means that the Premises are not reasonably accessible or are unfit for the Use. Within 30 days after the latest to occur of the casualty, issuance of the Repair Estimate, issuance of the Interruption Estimate, or receipt of any denial of coverage or reservation of rights from Landlord's insurer, each party may terminate the Lease by written notice to the other on the following conditions:
(1)	Landlord may elect to terminate this Lease if either:
(A)	The Repair Estimate exceeds 180 days, or
(B)	The damage or destruction occurs in the last 12 Months of the Term; or
(C)	The repair and restoration is not fully covered by insurance maintained or required to be maintained by Landlord (subject only to those deductibles or retentions Landlord elected to maintain) or Landlord's insurer denies coverage or reserves its rights on coverage.
(2)	Tenant may elect to terminate this Lease if the Interruption Estimate exceeds 180 days.
(b)	Repairs. If neither party terminates the Lease under (a), then the Lease shall remain in full force and effect and the parties will proceed as follows:
(1)	Landlord will repair and restore the Project (but not Leasehold Improvements) to the condition existing prior to such damage, except for modifications required by Laws. Landlord will perform such work reasonably promptly, subject to delay for loss adjustment, delay caused by Tenant and Force Majeure.
(2)	Tenant will repair and restore the Leasehold Improvements reasonably promptly to the condition existing prior to such damage, but not less than the Building Standard, except for modifications required by Laws.
(3)	Tenant may not terminate this Lease if the actual time to perform the repairs and restoration exceeds the Repair Estimate, or the actual interruption exceeds the Interruption Estimate.

10.2       Rent Abatement. If as a result of the damage or destruction under §10.1 all or any part of the Premises becomes Untenantable and Tenant does not actually use the Untenantable part of the Premises for more than 3 consecutive business days, then Tenant's Base Rent and Additional Rent for the Untenantable part of the Premises that Tenant does not actually use will be abated from the 4th consecutive business day until the Untenantable part of the Premises becomes tenantable; however, Tenant will not be entitled to abatement of Base Rent and Additional Rent after the later of (a) that date that Landlord repairs and restores the Project to the extent necessary for Tenant to reasonably access and use the Premises for the Use, or (b) that date that repair and restoration of the Leasehold Improvements would have been substantially complete if

Tenant had performed its obligations under §10.1(b)(2) diligently and in coordination with Landlord's work. Tenant's sole remedies against Landlord for damage or destruction of any part of the Project is abatement of Base Rent and Additional Rent under this §10.2 and/or termination of the Lease as provided in §10.1, and Landlord will not be liable to Tenant for any other amount, including damages to Tenant's Personal Property, consequential damages, actual or constructive eviction, or abatement of any other item of Rent.

11. INDEMNITY

11.1       Claims. "Claims" means any and all liabilities, losses, claims, demands, damages or expenses that are suffered or incurred by a party, including attorneys' fees reasonably incurred by that party in the defense or enforcement of the rights of that party.

11.2       Landlord's Waivers and Tenant's Indemnity.

(a)	Landlord's Waivers. Landlord waives any Claims against Tenant and Tenant's Affiliates for perils insured or required to be insured by Landlord under subsections (2) and (3) of §9.2(a), except to the extent caused by the willful misconduct of Tenant, Tenant's Affiliates, or Tenant's independent contractors.
(b)	Tenant's Indemnity. Unless waived by Landlord under (a), Tenant will indemnify and defend the Landlord Parties and hold each of them harmless from and against Claims arising from:
(1)	Any accident or occurrence in or about the Premises, except to the extent caused by the gross negligence of willful misconduct of Landlord or Landlord's Affiliates;
(2)	The negligence or willful misconduct of Tenant, Tenant's Affiliates, or Tenant's independent contractors; or
(3)	Any claim for commission or other compensation by any person other than the Brokers for services rendered to Tenant in procuring this Lease.

11.3       Tenant's Waivers and Landlord's Indemnity.

(a)	Tenant's Waivers. Tenant waives any Claims against the Landlord Parties for:
(1)	Any peril insured or required to be insured by Tenant (or which Tenant is permitted to self-insure) under subsections (2), (3) and (8) of §9.1(a), except to the extent caused by the willful misconduct of Landlord or Landlord's Affiliates;
(2)	Any special or consequential damages (including interruption of business, loss of income, or loss of opportunity);
(3)	Damage caused by any public utility, public work, or other tenants or occupants of the Project, or resulting from any act of protest, civil disobedience or terrorism; or
(3)	Damages for perils that Landlord is not required to insure or exceed the limits that Landlord is required to prudently maintain under §9.1.
(b)	Landlord's Indemnity. Unless waived by Tenant under (a), Landlord will indemnify and defend Tenant and its Affiliates and hold each of them harmless from and against Claims arising from:
(1)	The gross negligence or willful misconduct of Landlord or its Affiliates; or
(2)	Any claim for commission or other compensation by any person other than the Brokers for services rendered to Landlord in procuring this Lease.

11.4       Affiliate Defined. "Affiliate" means with respect to a person or entity (a) that person or entity's partners, co-members and joint venturers, (b) each corporation or other entity that is a parent or subsidiary of that person or entity's, (c) each corporation or other entity that is controlled by or under common control of a parent of such person or entity, and (d) the directors, officers, employees and agents of that person or entity and each Affiliate described in subsections (a) through (c) of this §11.4.

11.5       Survival of Waivers and Indemnities. Landlord's and Tenant's waivers and indemnities under §11.2 and §11.3 will survive the expiration or early termination of this Lease.

12. CONDEMNATION

12.1       Taking. "Taking" means acquiring of all or part of the Project for any public or quasi-public use by exercise of a right of eminent domain or under any other Laws, or any sale in lieu thereof. If a Taking occurs:

(a)	Total Taking. If because of a Taking substantially all of the Premises are Untenantable for substantially all of the remaining Term, then the Lease terminates on the date of the Taking.
(b)	Partial Taking. If a Taking does not cause the Lease to be terminated under (a), then Landlord will restore (and alter, as necessary) the Premises to be tenantable, unless the Lease is terminated by either Landlord or Tenant under the following circumstances:
(1)	Landlord may terminate the Lease upon 60 days prior written notice to Tenant if Landlord reasonably determines that it is uneconomical to restore or alter the Premises to be tenantable.
(2)	Tenant may terminate the Lease upon 60 days prior written notice to Landlord if the Taking causes more than 20% of the Premises to be Untenantable for the remainder of the Term and Tenant cannot reasonably operate Tenant business for the Use in the remaining Premises.
(c)	If the Lease is not terminated under (a) or (b), the Rent payable by Tenant will be reduced for the term of the Taking based upon the RSF Premises rendered Untenantable by the Taking and that Tenant does not actually use.

12.2       Awards. Landlord is entitled to the entire award for any claim for a taking of any interest in this Lease or the Project, without deduction or offset for Tenant's estate or interest; however, Tenant may make a claim for relocation expenses and damages to Tenant's Personal Property and business to the extent that Tenant's claim does not reduce Landlord's award.

13. TENANT TRANSFERS

13.1       Terms Defined.

(a)	Transfer Defined. "Transfer" means any:
(1)	Sublease of all or part of the Premises, or assignment, mortgage, hypothecation or other conveyance of an interest in this Lease;
(2)	Use of the Premises by anyone other than Tenant with Tenant's consent;
(3)	Change in Tenant's form of organization that reduces the liability of Tenant or Tenant's Affiliates under this Lease (e.g., a change from a general partnership to limited liability company);
(4)	Transfer of 51% or more of Tenant's assets, shares (excepting shares transferred in the normal course of public trading), membership interests, partnership interests or other ownership interests; or
(5)	Transfer of effective control of Tenant.
(b)	Transferee Defined. "Transferee" means a party to whom a Transfer is proposed to be made or actually made in accordance with the provisions of this Lease.

13.2       Prohibited Transfers. Tenant may not enter into a Transfer or other agreement to use or occupy the Premises that provides for rent or other compensation based in whole or in part on the net income or profits from the business operated in the Premises. Tenant may not enter into a Transfer if the proposed Transferee is directly or indirectly related to the Landlord under §856, et seq. of the Internal Revenue Code of 1986 (as amended). Any such Transfers shall be considered null, void and of no force or effect.

13.3       Consent Not Required. Tenant may effect a Transfer to a Permitted Transferee (defined below) without Landlord's prior consent and without application of §13.5, below, but with notice to Landlord given not later than the date upon which the Transfer to the Permitted Transferee is effective. If the Transfer is an assignment to a Permitted Transferee of all of the Tenant's rights and obligations under this Lease, then upon the date which such assignment is effective, the Permitted Transferee will, subject to §13.6, below, be the Tenant for all purposes under this Lease. "Permitted Transferee" means any person or entity that:

(a)	Either (1) controls, is controlled by, or is under common control with Tenant (for purposes hereof, "control" shall mean ownership of not less than 50% of all of the voting stock or legal and equitable interest in the entity in question), (2) results from the merger or consolidation of Tenant, or (3) acquires all or substantially all of the stock and/or assets of Tenant as a going concern;
(b)	Has a tangible net worth and liquid assets immediately following the Transfer not less than the greater of (1) Tenant's tangible net worth and liquid assets preceding the Transfer, or (2) Tenant's tangible net worth and liquid assets as of the execution of this Lease;
(c)	Will not, by occupying the Premises, cause Landlord to breach any other lease or other agreement affecting the Project; and
(d)	Is not named or listed as a Blocked Person.

13.4       Consent Required. Each proposed Transfer, other than any Transfer prohibited under §13.2 or permitted under §13.3, requires Landlord's prior consent, in which case the parties will proceed as follows:

(a)	Tenant's Notice. Tenant shall notify Landlord at least 30 days prior to the proposed Transfer of the name and address of the proposed Transferee and the proposed use of the Premises, and include in the notice the Transfer documents and copies of the proposed Transferee's balance sheet and income statement for the most recent complete fiscal year.
(b)	Landlord's Rights. Within 30 days after receipt of Tenant's complete notice, Landlord may either:
(1)	If the proposed Transfer is either an assignment of this Lease or sublease of substantially all of the Premises, terminate this Lease as of the proposed Transfer date;
(2)	If the proposed Transfer is a sublease of all of the Premises or any part of the Premises that will be separately demised and have its own entrance from the Common Areas, exercise a right of first refusal to sublease such portion of the Premises at the lesser of (A) the Rent (prorated for subletting part of the Premises), or (B) the rent payable in the proposed Transfer; or
(3)	Consent or deny consent to the proposed Transfer, provided that consent will not be unreasonably withheld if:
(A)	The proposed Transferee, in Landlord's reasonable opinion, has the financial capacity to meet its obligations under the proposed Transfer;
(B)	The proposed use is consistent with the Use and will not cause Landlord to be in breach of any lease or other agreement affecting the Project;
(C)	The proposed Transferee is typical of tenants that directly lease premises in first-class office buildings;
(D)	The proposed Transferee is not an existing tenant or an Affiliate of an existing tenant, or a party with which Landlord is actively negotiating to lease space in the Building (or has, in the last 6 months, been actively negotiating to lease space in the Building);
(E)	The proposed Transferee is not an agency of any government, a medical facility, or an entity with sovereign immunity;
(F)	No Tenant Default exists;
(G)	The proposed Transferee is not named or listed as a Blocked Person; and
(H)	The rental rate per RSF payable under such Transfer is less than the then current rental rate per RSF at which Landlord is offering to lease comparable premises in the Building.
(c)	Compelling Consent. If Landlord does not consent to a Transfer, Tenant's sole remedy against Landlord will be an action for specific performance or declaratory relief, and Tenant may not terminate this Lease or seek monetary damages.

13.5       Payments to Landlord. Tenant will pay Landlord 50% of Transfer receipts that exceed Tenant's Rent (on a per square foot basis); after Tenant is reimbursed for Tenant's reasonable and customary out-of-pocket costs incurred in the Transfer, including attorneys' fees, cost of improvements (or construction allowances) provided to the Transferee, Alterations, and broker commissions. Tenant shall pay Landlord a $500.00 review fee for each proposed Transfer requiring Landlord's consent, excepting those in which Landlord exercises its rights under subsection (1) or (2) of §13.4(b).

13.6       Effect of Transfers. No Transfer releases the Tenant or any guarantor of this Lease from any Lease obligation. Landlord's acceptance of a payment from any person or entity other than Tenant that occupies the Premises does not waive Tenant's obligations under this Article 13. If a Tenant Default exists, then Landlord may (a) proceed against Tenant without exhausting any remedies against any Transferee, and (b) by written notice to a Transferee, require such Transferee to pay directly to Landlord all consideration payable by Transferee to Tenant under the Transfer (which Landlord will apply against Tenant's obligations under this Lease). Termination of this Lease for any reason will not result in a merger of the Lease and any sublease, each of which will be deemed terminated concurrently with this Lease unless Landlord elects by notice to a subtenant to assume their sublease, in which case the subtenant shall attorn to Landlord under the executory terms of the sublease.

14. LANDLORD TRANSFERS

14.1       Landlord's Transfer. Landlord's right to transfer any interest in the Project or this Lease is not limited by this Lease. Upon any such transfer, Tenant will attorn to Landlord's transferee and Landlord will be released from liability under this Lease, except for any Lease obligations accruing before the transfer that are not assumed by the transferee.

14.2       Subordination. This Lease is, and will at all times be, subject and subordinate to each ground lease, mortgage, deed to secure debt or deed of trust now or later encumbering the Building, including each renewal, modification, supplement, amendment, consolidation or replacement thereof (each, an "Encumbrance") and each reciprocal easement agreement, common interest agreement, or similar agreement that now or later affects the Building or Project and concerns (a) rights of structural support, access, use, and enjoyment of the Project, (b) common management, operation, maintenance, improvement, and repair of the Project, or (c) expansion of the Project (each, a "REA"). At Landlord's request, Tenant will, without charge, promptly execute, acknowledge, and deliver to Landlord (or, at Landlord's request, the Encumbrance holder) any instrument reasonably necessary to evidence this subordination. Notwithstanding the foregoing, each Encumbrance holder may unilaterally elect to subordinate its Encumbrance to this Lease.

14.3       Attornment. Tenant will automatically attorn to any transferee of Landlord's interest in the Project that succeeds Landlord by reason of a termination, foreclosure, or enforcement proceeding of an Encumbrance, or by delivery of a deed in lieu of any foreclosure or proceeding (a "Successor Landlord"). In this event, the Lease will continue in full force and effect as a direct lease between the Successor Landlord and Tenant on all of the terms of this Lease, except that the Successor Landlord shall not be:

(a)	Liable for any obligation of Landlord under this Lease, or be subject to any counterclaim, defense or offset accruing before Successor Landlord succeeds to Landlord's interest;
(b)	Bound by any modification or amendment of this Lease made without Successor Landlord's consent,
(c)	Bound by any prepayment of more than one month's Rent;
(d)	Obligated to return any Security Deposit not paid over to Successor Landlord, or
(e)	Obligated to perform any improvements to the Premises (or provide an allowance therefor). Upon Successor Landlord's request, Tenant will, without charge, promptly (i) execute, acknowledge, and deliver to Successor Landlord any instrument reasonably necessary required to evidence such attornment, and/or (ii) enter into a new lease with Successor Landlord on the same terms and conditions of this Lease that are applicable to the remainder of the Term.

14.4       Estoppel Certificate. Within 10 days after receipt of Landlord's written request, Tenant (and each guarantor of the Lease and transferee of an interest in the Lease, including subtenants) will execute, acknowledge and deliver to Landlord a certificate upon which Landlord and each existing or prospective Encumbrance holder may rely confirming the following (or whether any exceptions exist to the following):

(a)	The Commencement Date and Expiration Date;
(b)	The documents that constitute the Lease, and that the Lease is unmodified and in full force and effect;

(c)	The date through which Base Rent, Additional Rent, and other Rent has been paid;
(d)	That no Landlord Default or Tenant Default exists;
(e)	That Landlord has satisfied all Lease obligations to improve the Premises (or provide Tenant an allowance therefor) and Tenant has accepted the Premises;
(f)	That Tenant solely occupies the Premises; and
(g)	Such other matters concerning this Lease or Tenant's occupancy that Landlord may reasonably require.

15. DEFAULT AND REMEDIES

15.1       Tenant's Default and Remedies.

(a)	A default of Tenant under this Lease ("Tenant Default") will exist if Tenant either:
(1)	Fails to pay Rent when due, and the failure continues for 3 days after Landlord notifies Tenant of this failure (Tenant waiving any other notice that may be required by Laws);
(2)	Fails to perform a non-monetary Lease obligation of Tenant and the failure continues for 30 days after Landlord notifies Tenant of this failure, but:
(A)	In an emergency Landlord may require Tenant to perform this obligation in a reasonable time of less than 30 days, or
(B)	If it will reasonably take more than 30 days to perform this obligation, then Tenant will have a reasonable time to perform this obligation, but only if Tenant commences performing this obligation within 30 days after Landlord notifies Tenant of this failure;
(3)	Consummates a Transfer that violates Article 13;
(4)	Fails, within 15 days after it occurs, to discharge any attachment or levy on Tenant's interest in this Lease;
(5)	Fails, within 60 days after it occurs, to have vacated or dismissed any appointment of a receiver or trustee of Tenant's assets (or any Lease guarantor's assets), or any voluntary or involuntary bankruptcy or assignment for the benefit of Tenant's creditors (or any Lease guarantor's creditors); or
(6)	Is listed or named as a Blocked Person, or acts directly or indirectly for or on behalf of any Blocked Person in connection with this Lease.
(b)	If a Tenant Default exists, Landlord may, without prejudice to the exercise of any other remedy, exercise any remedy available under Laws, including the following:
(1)	Landlord has the remedy described in California Civil Code §1951.4. Landlord may continue this Lease in effect after Tenant's breach and abandonment (until Landlord terminates Tenant's right to possess the Premises under (2), below) and recover Rent as it becomes due. If Landlord elects this remedy, any Transfer that Tenant proposes will be subject only to reasonable limitations.
(2)	Landlord has the remedy described in California Civil Code §1951.2. If Tenant breaches the Lease and abandons the Premises before the end of the Term, or Tenant’s right to possession is terminated by Landlord as a result of a Tenant Default, then Landlord may recover from Tenant all of the following:
(A)	The worth at the time of award (computed by allowing interest at the rate in (3), below, on amounts due prior to award, and discounting amounts due after award at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%) of:
(i)	The unpaid Rent earned as of termination;
(ii)	The amount that the unpaid Rent earned after termination to the date of award exceeds the rental loss that Tenant proves could have been reasonably avoided; and

(iii)	The amount that the unpaid Rent for the balance of the Term after the date of award exceeds the rental loss that Tenant proves could have been reasonably avoided; and
(B)	Any other amount necessary to compensate Landlord for damage caused by Tenant's failure to observe this Lease (or which, in the ordinary course of things would be likely to result therefrom, including costs of obtaining mitigating rental income, such as excused rent, brokerage commissions, improvements, parking concessions, lease takeovers, cash payments, advertising, and moving costs).

(3)       For any amounts owed under (1) or (2), recover interest at the greater of the interest rate permitted under Laws or 10% ("Default Rate") from the date each amount is due until paid by Tenant.

15.2       Landlord's Default and Remedies.

(a)	A default of Landlord under this Lease ("Landlord Default") will exist if Landlord fails to perform any Lease obligation of Landlord and this failure continues for 20 days after Tenant notifies Landlord of such failure in reasonable detail (or such longer period of time as may be reasonable if more than 20 days is reasonably required to perform this obligation, provided that performance commences within this 20-day period and is diligently prosecuted to completion).
(b)	If a Landlord Default exists, then Tenant may exercise any remedy available under Laws that is not waived or limited under this Lease, subject to the following:
(1)	Tenant may not exercise any remedy to terminate this Lease due to a Landlord Default unless and until Tenant notifies each Encumbrance holder and each Encumbrance holder is provided a reasonable opportunity to gain legal possession of the Project and, after gaining legal possession, cure the Landlord Default.
(2)	Landlord's liability under this Lease is limited to Landlord's interest in the Building.
(3)	Landlord's Affiliates will not be liable for any Landlord Default.

15.3       Enforcement Costs. If Landlord or Tenant brings any action against the other to enforce or interpret any provision of this Lease (including any claim in a bankruptcy or an assignment for the benefit of creditors), the prevailing party will be entitled to recover from the other reasonable costs and attorneys' fees incurred in such action.

15.4       Jury Trial. Landlord and Tenant each waive trial by jury in any action, proceeding, or counterclaim brought by either party against the other concerning any matter related to this Lease.

15.5       Force Majeure. "Force Majeure" means any cause or event beyond both Landlord's and Tenant's reasonable control, including any act of God, government act or restriction, labor disturbance, general shortage of materials or supplies, riot, insurrection, or act of war or terrorism. Force Majeure excuses a party from performing any non-monetary Lease obligation for a commercially reasonable time.

16. SECURITY

16.1       Security Deposit.

(a)	Tenant will deposit the Security Deposit with Landlord on execution of this Lease. Landlord is not required to either segregate the Security Deposit from any other funds or pay any interest on the Security Deposit. The Security Deposit secures Tenant's performance of all Lease obligations. Landlord may apply the Security Deposit against any cost Landlord incurs or damage Landlord suffers because Tenant fails to perform any Lease obligation, including payment of Rent. Tenant will replenish any Security Deposit applied by Landlord within 10 days after receipt of Landlord's demand.
(b)	If Tenant fully and faithfully performs all of its Lease obligations, then Landlord will refund the Security Deposit (or any balance remaining) to Tenant within 60 days after the expiration or early termination of the Term and Tenant's vacation and surrender of the Premises to Landlord in the condition required by §3.3. If Tenant has assigned this Lease, Landlord may return the Security Deposit to either Tenant or the then current assignee. Landlord's transfer of the Security Deposit to any transferee of Landlord's interest in the Building relieves Landlord of its obligations under this section, and Tenant will look solely to Landlord's transferee for return of the Security Deposit.

(c)	Notwithstanding the foregoing, Landlord may retain all or a portion of the Security Deposit to secure any remaining obligations of Tenant hereunder (including, without limitation, Tenant's obligations pursuant to Article 4, which Tenant acknowledges cannot be fully ascertained until as soon as practical after the end of the calendar year). Tenant waives application of California Civil Code §1950.7 to the extent contrary to the provisions of this §16.1.

16.2       Financial Statements. Unless Tenant is a public company traded on a major stock exchange in the United States, Landlord may from time to time (but nor more often than once each Year) require Tenant to furnish Landlord with an audited financial statement covering the preceding Year and a certified financial statement covering each completed quarter of the current Year for which a statement is reasonably available. All financial statements furnished Landlord will be prepared according to generally accepted accounting principles, consistently applied.

17. BROKERS

17.1       Agency. Pursuant to California Civil Code §2079.17, with respect to the transaction set forth in this Lease, Landlord and Tenant confirm the following:

(a)       No broker represented Tenant.

(b)       Landlord's Broker is the agent of Landlord exclusively.

17.2       No Other Brokers. Landlord and Tenant each represent to the other that no broker other than Landlord’s Broker represented Tenant or Landlord, respectively, or is entitled to a commission for services provided to Tenant or Landlord with respect to the transaction set forth in this Lease.

17.3       Commission. Landlord will pay commissions to Landlord’s Broker in accordance with a separate agreement between Landlord and Landlord’s Broker.

18. MISCELLANEOUS

18.1       Rules and Regulations. Tenant will comply with the Rules and Regulations attached as Exhibit B. Landlord may reasonably modify or add to the Rules and Regulations upon notice to Tenant. If the Rules and Regulations conflict with this Lease, the Lease shall govern.

18.2       Notice. Notice to Landlord must be given to Landlord's Notice Addresses. Notice to Tenant must be given to Tenant's Notice Addresses. By notice to the other, either party may change its Notice Address. Each notice must be in writing and will be validly given if either: (a) the notice is personally delivered and receipt is acknowledged in writing; (b) the notice is delivered by a nationally recognized overnight courier service (e.g., FedEx) and receipt is acknowledged in writing. If the party to receive notice fails or refuses to accept delivery or acknowledge receipt of the notice in writing, then notice may be validly given by mailing the notice first-class, certified or registered mail, postage prepaid, and the notice will be deemed received by such party 2 business days after the notice's deposit in the U.S. Mail.

18.3       Relocation. Landlord may relocate Tenant to other premises in the Building ("Replacement Premises") upon not less than 30-days' notice, provided that the Replacement Premises is comparably sized and may be comparably configured for Tenant's use. If Landlord elects to relocate Tenant under this §18.3, then Landlord will, at Landlord's cost, construct Leasehold Improvements in the Replacement Premises of comparable quality to those existing in the Premises, move Tenant's personal property from the Premises to the Replacement Premises, relocate Tenant's existing telephone and computer systems, and replace up to $500 of any in-stock stationery identifying the Premises.

18.4       Building Name and Image. Tenant shall not use the Building's name for any purpose other than Tenant's address. Landlord may change the name of the Building without any obligation or liability to Tenant. Tenant may not use any image of the Building without Landlord's prior written consent, which may be withheld in Landlord's sole discretion.

18.5       Entire Agreement. This Lease is deemed integrated and contains all of each party's representations, waivers, and obligations. The parties may only modify or amend this Lease in a writing that is fully executed by, and delivered to each party.

18.6       Electronic Signature. It will be valid for the parties to execute and deliver this Lease, amendments thereto, and all documents ancillary to this Lease or contemplated under this Lease and its amendments by means of an “electronic signature” and “electronic record” made in accordance with the Uniform Electronic Transactions Act (Cal. Civ. Code section 1633.1, et seq.), or similar applicable law (including, without limitation, by means of DocuSign).

18.7       Successors. Unless provided to the contrary elsewhere in this Lease, this Lease binds and inures to the benefit of each party's heirs, successors, and permissible assignees.

18.8       No Waiver. A party's waiver of a breach of this Lease will not be considered a waiver of any other breach. No custom or practice that develops between the parties will prevent either party from requiring strict performance of the terms of this Lease. No Lease provision or act of a party creates any relationship between the parties other than that of landlord and tenant.

18.9       Independent Covenants. The covenants of this Lease are independent. A court's declaration that any part of this Lease is invalid, void or illegal will not impair or invalidate the remaining parts of this Lease, which will remain in full force and effect.

18.10 Captions. The use of captions, headings, boldface, italics, or underlining is for convenience only, and will not affect the interpretation of this Lease.

18.11 Authority. Individuals signing this Lease on behalf of either party represent and warrant that they are authorized to bind that party.

18.12 Applicable Law. The laws of the State of California govern this Lease. In any action brought under this Lease, Tenant submits to the jurisdiction of the courts of the State of California, and to venue in the County of Los Angeles.

18.13 Confidentiality. Tenant will not record this Lease or a memorandum of this Lease without Landlord's written consent. Tenant will keep the terms of this Lease confidential and, unless required by Laws, may not disclose the terms of this Lease to anyone other than Tenant's Affiliates to the extent necessary to Tenant's business.

18.14 Reasonableness. Tenant's sole remedy for any claim against Landlord that Landlord has unreasonably withheld or unreasonably delayed any consent or approval shall be an action for injunctive or declaratory relief.

18.15 Time. Time of the essence as to all provisions in this Lease in which time is a factor.

18.16 Quiet Enjoyment. Provided that no Tenant Default exists, Tenant may peacefully and quietly enjoy the Premises for the Term subject to all of the terms and conditions of this Lease. Landlord will not be liable for any interference with Tenant's peaceful and quiet enjoyment of the Premises and use of the Common Areas that is caused by anyone other than Landlord or its Affiliates.

18.17 Landlord's Entry. Landlord may enter the Premises at all reasonable hours to perform its obligations under this Lease. During the last 18 months of the Term, Landlord may enter the Premises with reasonable prior notice to Tenant to show the Premises to prospective tenants.

18.18 Exhibits. The Exhibits attached to this Lease are part of this Lease. If any exhibit is inconsistent with the body of this Lease, then the provisions of the body of this Lease will govern.

19. LANDLORD'S WORK

19.1       Landlord's Work. Once only, to prepare the Premises for Tenant's occupancy, Landlord will at Landlord's cost and expense perform the following improvements to the Premises ("Landlord's Work"):

(a)	Install Building Standard glass from existing wall to ceiling in interior office to enclose said office;
(b)	Install new Building Standard carpet in Premises, and repaint currently painted surfaces of Premises using Building Standard paint;
(c)	Clean interior windows in the Premises;
(d)	Confirm existing power outlets can provide 110W power;
(e)	Repair ceiling tiles where necessary as determined by Landlord in Landlord’s reasonable discretion, and paint touch-up of ceiling using Building Standard paint;
(f)	Clean existing air vents.

Tenant acknowledges that there may be minor variation between samples provided for Tenant's review and product as manufactured, and that specific conditions in the Premises may affect final appearance.

19.2       Representatives. Landlord's Director of Construction or Senior Project Manager of Landlord's Construction Department ("Landlord's Representative") will represent Landlord in connection with Landlord's duties under this §19. Tenant will designate an individual ("Tenant's Representative") to represent Tenant in connection with Tenant's duties under this §19. Landlord's Representative and Tenant's Representative will communicate with each other concerning matters covered by this §19. Either party may change its designated representative by giving written notice to the other.

19.3       As-Is. Except for Landlord's obligation to perform Landlord's Work, Tenant accepts the Premises in its as-is condition and Landlord will have no obligation to improve the Premises, Common Areas or Building, or provide Tenant with any allowance to do so; provided, however, that nothing in this §19.3 will excuse Landlord from its continuing obligations under the Lease.

19.4       Performance. Landlord's Work will be performed, constructed, installed, inspected, and supervised in a good and workmanlike manner. Upon the Commencement Date, Landlord's Work will become part of the Leasehold Improvements for the Premises.

19.5 Delay.

(a)	Tenant Delay. "Tenant Delay" means any delay in the Substantial Completion of Landlord's Work caused by Tenant's act or failure to act, including, without limitation: the failure to perform any act upon which Landlord's Work is dependent by the date specified; change orders required by Tenant; specification of a material, finish or installation that is unavailable or has a lead time exceeding that of comparable products; and failure to cooperate with government authorities having jurisdiction over Landlord's Work.
(b)	Force Majeure. "Force Majeure Delay" is defined as any delay in the substantial completion of Landlord's Work caused by Force Majeure, including: an act of God or the elements of nature; fire or other casualty; war, riot, insurrection, or public disturbance; a black-out or other interruption of utility service from the provider to the Building; a strike or other labor disturbance (except to the extent caused by an illegal act of Landlord); changes in government codes or regulations (or the interpretation of same); the unavailability of government permits or approvals within the time customarily available; or a general shortage of materials or supplies. Force Majeure Delay does not include the inability of either Landlord or Tenant to meet their monetary obligations either under this Lease.
(c)	Landlord shall promptly give Tenant notice of any claim of Tenant Delay. Any party claiming Force Majeure Delay shall promptly give the other notice of such claim.

19.6       Substantial Completion. "Substantially Complete" (as such term is modified for the context) means the Landlord's Work is sufficiently complete so that the Premises can be legally occupied and used for the Use, subject only to minor punchlist items.

19.7       Corrective Work. Within 30 days after the later of completion of Landlord's Work, Tenant shall give Landlord written notice of any claimed deficiencies in Landlord's Work. Landlord shall promptly cause corrective work to begin and will diligently prosecute the same to completion. Notwithstanding the foregoing, Landlord shall not be responsible for correcting any damage to Landlord's Work caused by Tenant or its employees, contractors or agents. Except for latent defects in the materials and workmanship of Landlord's Work, if Tenant fails to give Landlord notice of any deficiency as provided herein, then Tenant shall be deemed to have accepted Landlord's Work inclusive of such deficiency and waived any right to corrective work with respect to the same.

LANDLORD AND TENANT EXECUTE THIS LEASE AS FOLLOWS:

EXHIBIT A – LOCATION OF PREMISES

Wells Fargo Center, North Tower • Los Angeles, California

Suite 3590

WELLS FARGO CENTER - NORTH TOWER
FLOOR 35

Brookfield Properties

SOUTH HOPE STREET
Suite 3590
WEST THIRD STREET
SOUTH GRAND AVENUE

A-1

EXHIBIT B – RULES & REGULATIONS

Wells Fargo Center, North Tower • Los Angeles, California

Suite 3590

1.       Rules Applied. These Rules and Regulations apply equally to Tenant's Affiliates and others permitted by Tenant to access, use or occupy the Premises.

2.       Right to Exclude. Landlord may require that Tenant, its Affiliates, and guests comply with each reasonable security measure that Landlord may establish as a condition entry to the Premises, Building, or Project. These measures may include submitting to a search by persons or devices employed by Landlord, presenting an identification card or pass issued by the government, Landlord, or both, being announced to Tenant and accepted as a visitor by Tenant, and signing a register on entry and exit. Any person who cannot comply with these requirements may be excluded from the Project. If Landlord requires a Building pass issued by Landlord as a condition of entry to the Premises, Building, or Project, Landlord will furnish a Building pass to all persons reasonably designated by Tenant in writing. Landlord may exclude or expel from the Project any person who, in Landlord's reasonable opinion, is intoxicated or under the influence of alcohol or drugs.

3.       Obstructions. Tenant will not cause the Common Areas, or sidewalks or driveways outside the Building to be obstructed. Landlord may, at Tenant's expense, remove any such obstruction without prior notice to Tenant.

4.       Trash. Tenant may not litter. Tenant will reasonably participate in Landlord's recycling program. Tenant will place trash in proper receptacles in the Premises provided by Tenant at Tenant's cost, or in Building receptacles designated by Landlord for removal by Landlord; however, Tenant, at Tenant's cost, will be responsible for removing trash that results from large move-ins or deliveries.

5.       Public Safety. Tenant will not throw anything out of doors, windows, or skylights, down passageways or over walls. Tenant will not use any fire exits or stairways in the Building except in case of emergency. Firearms, weapons, explosives, flammable materials and other hazardous liquids and materials may not be brought into or stored in the Premises, Building, or Project without the prior written consent of Landlord, which Landlord may withhold or condition in Landlord's sole discretion, except reasonable quantities of customary office and cleaning supplies. Tenant must comply with all life safety programs established by Landlord or required by Laws and use commercially reasonable efforts to cause each of Tenant's employees, invitees and guests to likewise comply, including participation in drills. Tenant will provide Landlord with the names and telephone numbers of representatives of Tenant that may be contacted in an emergency, and of all changes in personnel that may access the Premises.

6.       Keys, Access Cards, and Locks. Landlord may from time to time install and change locks on entrances to the Project, Building, Common Areas, or Premises, and will provide Tenant a number of keys to meet Tenant's reasonable requirements. Additional keys will be furnished by Landlord at Tenant's cost. At the end of the Term, Tenant will promptly return to Landlord all keys for the Building and Premises issued by Landlord to Tenant. Unless Tenant obtains Landlord's prior written consent, Tenant will not add any locks or change existing locks on any door to the Premises, or in or about the Premises. If with Landlord's consent, Tenant installs any lock incompatible with the Building master locking system, Tenant will: relieve Landlord of each Lease obligation that requires access to each affected area; indemnify Landlord against any Claim resulting from forced entry to each affected area in an emergency; and, at the end of the Term, remove each incompatible lock and replace it with a Building Standard lock at Tenant's expense.

7.       Aesthetics. Unless Tenant obtains Landlord's prior written consent (which may be withheld in Landlord's sole discretion), Tenant may not:

(a)	Attach any awnings, signs, displays, or projections to either the outside walls or windows of the Building, or to any part of the Premises visible from outside the Premises;
(b)	Hang any non-Building Standard curtains, blinds, shades, or screens in any window or door of the Premises;
(c)	Coat or sunscreen the interior or exterior of any windows; or
(d)	Place any objects on windowsills.

8.       Directories and Signs. Tenant may list 1 trade name and suite number in each Building-wide electronic directory in the Building's main lobby. Tenant will keep all listings accurate and current. Tenant may install 1 Building Standard tenant identification sign containing Tenant's trade name and suite number at the entrance to each separately demised suite leased by Tenant. Tenant will reimburse Landlord for the cost of all directory listings and signs, plus Landlord's standard administration fee. Except as provided in this paragraph or elsewhere in the Lease, Tenant may not install any signs outside the Premises.

9.       HVAC Operation. Tenant will not obstruct the HVAC convectors or diffusers, or adjust or interfere with the HVAC system. Tenant will assist the HVAC system in maintaining comfort in the Premises by drawing shades, blinds and other window coverings in the Premises as may be reasonably required. Tenant may not use any method of heating or cooling the Premises other than that supplied by Landlord.

10.       Plumbing. Tenant will use plumbing fixtures only for the purpose for which they are constructed. Tenant will reimburse Landlord for any damage caused by Tenant's misuse of plumbing fixtures. Tenant will promptly advise Landlord of any damage, defects or breakage of plumbing, electrical fixtures or HVAC equipment of which Tenant has knowledge. Tenant may not dispose of liquids, materials or substances (including coffee grounds) that may damage plumbing in any rest rooms, kitchen sinks, water closets, or other plumbing fixtures serving the Premises or Building, and shall be responsible for the cost of repairs caused by any misuse or neglect of such fixtures.

11.       Equipment Location. Landlord may specify the location of any of Tenant's Business machines, mechanical equipment, or other property that are unusually heavy, may damage the Building, or may cause vibration, noise, or annoyance to other tenants. Tenant will reimburse Landlord for any professional engineering certification or assistance reasonably required to determine the location of these items.

12.       Bicycles. Tenant may not bring bicycles, scooters, or other means of personal conveyance (other than medically prescribed devices for use by the physically impaired) into the Building or Premises, and such devices must be parked in areas designated by Landlord.

13.       Animals. Tenant may not keep in or bring into the Building or Premises any fish, birds, or animals, except assistance animals that are permitted and identified in accordance with Laws.

14.       Carpet Protection. To protect carpeting in the Premises, Tenant will, at its own expense, install and maintain pads to protect the carpet under all chairs having castors other than carpet castors.

15.       Elevators. Any use of the passenger elevators for purposes other than normal passenger use (such as moving to or from the Building or delivering freight), whether during or after Business Hours, must be scheduled through the office of the Property Manager. Tenant will reimburse Landlord for any extra costs incurred by Landlord in connection with any such non-passenger use of the elevators.

16.       Moving and Deliveries. Moving of Tenant's Personal Property and deliveries of materials and supplies to the Premises must be made during the times and through the entrances, elevators, and corridors reasonably designated by Landlord. Moving and deliveries may not be made through any of the main entrances to the Building without Landlord's prior permission. Any hand truck or other conveyance used in the Common Areas must be equipped with rubber tires and rubber side guards to prevent damage to the Building and its property. Tenant will promptly reimburse Landlord for the cost of repairing any damage to the Building or its property caused by any person making deliveries to the Premises.

17.       Solicitation. Canvassing, soliciting and peddling in the Building are prohibited and Tenant will cooperate in preventing the same. Tenant may not post any notices, or distribute any advertisements or handbills outside the Premises.

18.       Food and Vending Machines. Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve, or distribute food in or around the Project. Except as may be specified in the Lease or on construction drawings for the Premises approved by Landlord, and except for microwave cooking, Tenant will not use the Premises for preparing or dispensing food, or soliciting of orders for sale, serving or distribution of food without the prior written approval of Landlord. Tenant may not place any vending machine or dispensing machine in the Premises without Landlord's prior written consent.

19.       Pest Control. At Tenant's sole cost and expense, Tenant must keep the Premises free of insects, rodents, vermin and other pests and to keep insects, rodents, vermin, and other pests from infesting the Premises, other premises, and Common Areas. Tenant will use a pest control service that is approved by Landlord to perform work in the Building and, if Landlord requests coordinate Tenant's pest control efforts with Landlord. Tenant will comply with all requirements of Laws to post warnings in the Premises concerning the use of insecticides and other chemicals for pest control, and post in the

Premises or distribute to occupants of the Premises any warnings provided by Landlord to Tenant concerning Landlord's pest control efforts. If Tenant fails or refuses to comply with this paragraph, then Landlord may provide pest control services to the Premises at Tenant's cost and expense, plus Landlord's standard administration fee; however, Landlord's performance of pest control on Tenant's behalf does not release Tenant from any obligation under this paragraph.

20.       Work Orders and Service Requests. Only authorized representatives of Tenant may request services or work on behalf of Tenant. Tenant may not request that Building employees perform any work outside of their duties assigned by Landlord.

21.       Smoking. Neither Tenant nor its Affiliates shall smoke or permit smoking in any part of the Project in which Landlord, in Landlord's sole discretion, prohibits smoking. Landlord may designate the entire Project a no-smoking area, excepting areas in which Landlord, in Landlord's sole discretion, permits smoking.

EXHIBIT C – PARKING

Wells Fargo Center, North Tower • Los Angeles, California

Suite 3590

1.       Parking Commitment. Throughout the Term, Tenant will have the right, but not the obligation, to purchase up to the Parking Allotment of monthly passes to park insured, registered passenger motor vehicles only (each, a "Vehicle"), on an unreserved basis, in the subterranean parking facilities below the Building or the off-site multi-story garage located at 235 S. Hill Street (collectively, the "Parking Facilities"); provided, however, notwithstanding anything contained in the Lease (including this Exhibit C) to the contrary, Tenant shall lose its right for the remainder of the Term to purchase any portion of the Parking Allotment of monthly passes to park Vehicles that Tenant has not exercised its right to purchase on or before the date that is 1 year after the Commencement Date. Tenant may also purchase monthly passes for unreserved parking in the Parking Facilities in excess of the Parking Allotment on a month-to-month basis, subject to availability as reasonably determined by Landlord.

2.       Fees.

(a)	The monthly fee for access to the Parking Facilities shall be the rate from time to time designated by Landlord as standard for the Building. Landlord will give Tenant 30-days' prior notice of any increase in the parking rates at the Parking Facilities. Monthly parking fees are due on or before the 1st of each calendar month and must be paid to Landlord or Landlord's designee (e.g., the manager of the Garage).
(b)	Tenant will pay Landlord a nonrefundable fee for each new or replaced parking access card, unless the parking access card is defective, in which case it will be replaced at no charge. Parking access cards will not be activated until the Tenant or Patron provides Landlord with each Vehicle's license plate number and description.

3.       Use. Tenant's parking spaces may be used only by Tenant's employees (each, a "Patron"). Patrons will be granted access to the parking facilities only upon the signing Landlord's standard parking license with Landlord. Storage of Vehicles overnight is prohibited.

4.       Assignment. Except as permitted under Article 13, neither Tenant nor any Patron may assign its rights to parking. Landlord may freely assign Landlord's rights and obligations under this exhibit to any successor owner or manager of the Parking Facilities.

5.       Disclaimer. Each Patron only has a license to park in the Parking Facilities at the Patron's sole risk. No bailment is created. Landlord is not obligated to secure or insure Vehicles or their contents, and is not be responsible for any fire, theft, damage, or loss to any Vehicle or its contents. Attendants are present solely to assist Patrons and are not required to verify ownership of Vehicles exiting the Parking Facilities. Landlord does not represent, guaranty or warrant that any communication or security systems, devices or procedures in the Parking Facilities will be effective to prevent any loss, damage or injury to Tenant, Patrons or their guests. Landlord may discontinue or modify any of these systems, devices, or procedures at any time without any liability to Tenant, Patrons, or their guests.

6.       Repairs, Improvements, Damage, or Condemnation. If any Patron is unable to use the Parking Facilities because of major repairs or improvements, damage or condemnation to the Parking Facilities or Project, Landlord will not be in Default of this Lease, but Tenant's or the Patron's obligation to pay monthly parking fees will be abated for so long as the Parking Facilities cannot reasonably be used by Tenant. Abatement of Tenant's or the Patron's monthly parking fees is Tenant's and the Patron's sole remedy if Landlord fails to provide Tenant with use of the Parking Facilities.

7.       Rules and Regulations. This license is conditioned upon each Patron's compliance with the following Rules and Regulations of the Parking Facilities:

(a)	Patrons may be required to display a sticker, tag, or other identification;
(b)	Vehicles must be parked entirely within the stall lines painted on the floor, and parking is prohibited in areas not striped for parking, aisles, areas where "No Parking" signs are posted, in cross hatched areas and in such other areas as may be designated by Landlord including areas designated as "Visitor Parking" or reserved spaces not licensed under this Lease;

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(c)	All directional signs and arrows must be observed;
(d)	The speed limit shall be 5 miles per hour, unless posted otherwise;
(e)	Unless attended parking is required by Landlord, each Patron must park and lock their Vehicle;
(f)	Spaces designated for compact Vehicles shall not be used by full-sized Vehicles;
(g)	Parking Facilities' managers and attendants are not authorized to make or allow any exceptions to these Rules and Regulations; and
(h)	These Rules and Regulations may be modified by Landlord with notice to Tenant.

8.       Default. Failure to timely pay the parking fees due under this license is both a default of this license and a Default under the Lease, and Landlord, in addition to the remedies provided under the Lease, terminate Tenant's right to use the Parking Facilities. Landlord may refuse to permit any Patron who violates the rules to park in the Parking Facilities and may remove the Patron's Vehicle at the Patron's and Tenant's expense, without any liability or interference with Tenant's right to quiet possession of the Premises.

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EXHIBIT D – NOTICE OF LEASE TERM

Wells Fargo Center, North Tower • Los Angeles, California

Suite 3590

This NOTICE OF LEASE TERM (this "NLT") dated _______ is made by and between Postd Merchant Banque, a Nevada corporation ("Tenant") and North Tower, LLC, a Delaware limited liability company ("Landlord"), with respect to that certain Lease dated ___________________, (the "Lease") concerning premises located at 333 S. Grand Avenue, Los Angeles, California ("Building"). Except for those terms defined in this NLT, capitalized terms have the meanings attributed to them in the Lease.

Pursuant to the Lease, Tenant has agreed to lease from Landlord Suite 3590 (the "Subject Premises") in the Building. In accordance with the Lease, Landlord and Tenant certify and confirm the following with respect to the Subject Premises:

(a)       The Commencement Date is ____________________.

(b)       The Expiration Date is _____________________.

LANDLORD AND TENANT EXECUTE THIS NLT AS FOLLOWS:

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